UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2012

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32559	20-0191742
Delaware		20-0242069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1000 Urban Center Drive, Suite 501, Birmingham, AL 35242

(Address of principal executive offices) (Zip code)

(205) 969-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

6.375% Senior Notes Due 2022

On February 17, 2012, Medical Properties Trust, Inc.’s (the “Company”) operating partnership, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and MPT Finance Corporation, a Delaware corporation and wholly owned subsidiary of the Operating Partnership (“MPT Finance” and, together with the Operating Partnership, the “Issuers”), completed a public offering of $200 million aggregate principal amount of their 6.375% Senior Notes due 2022 (the “Notes”). The Notes are governed by the terms of an Indenture, dated as of February 17, 2012 (the “Indenture”), among the Company, the Issuers and the subsidiaries of the Operating Partnership named therein (the “Subsidiary Guarantors” and, together with the Company, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2012. The Notes will pay interest in cash at a rate of 6.375% per year. The Notes mature on February 15, 2022. The Issuers may redeem some or all of the Notes at any time prior to February 15, 2017 at a “make-whole” redemption price. On or after February 15, 2017, the Issuers may redeem some or all of the Notes at a premium that will decrease over time. In addition, at any time and from time to time prior to February 15, 2015 the Issuers may redeem up to 35% of the aggregate principal amount of the Notes using the proceeds of one or more equity offerings.

The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Guarantors.

In the event of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Issuers to repurchase some or all of its Notes at a repurchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the date of purchase.

The Indenture contains restrictive covenants that, among other things, restrict the ability of the Company, the Issuers and their restricted subsidiaries to: (i) incur debt; (ii) pay dividends and make distributions on, or redeem or repurchase, their capital stock; (iii) make certain investments or other restricted payments; (iv) sell assets; (v) create liens; (vi) enter into transactions with affiliates; and (vii) merge, consolidate or transfer all or substantially all of their assets. The Company, the Issuers and their restricted subsidiaries are also required to maintain total unencumbered assets of at least 150% of the collective unsecured debt. All of these covenants are subject to a number of important limitations and exceptions under the Indenture.

The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable, except that an Event of Default resulting from certain events of insolvency with respect to an Issuer or with respect to certain subsidiaries of the Issuers that, individually or as a group, would constitute a Significant Subsidiary (as defined in the Indenture) will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Notes.

The summary of the foregoing description is qualified in its entirety by reference to the text of the Indenture . A copy of the Indenture is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

The Trustee has in the past provided and may from time to time in the future provide trustee, registrar, exchange agent, paying agent and other services to the Company.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of February 17, 2012, by and among the Company, the Operating Partnership, MPT Finance, the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

MPT OPERATING PARTNERSHIP, L.P.

By:	Medical Properties Trust, LLC, its general partner

By:	Medical Properties Trust, Inc., its sole member

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 24, 2012

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